Exhibit 10.30

Fairchild Semiconductor 2007 Stock Plan

Total Stockholder Return (TSR) Performance Unit Award Agreement

PARTICIPANT:	PARTICIPANT ID:

GRANT DATE:

TARGET NUMBER OF UNITS:

PERFORMANCE PERIOD:

THIS AGREEMENT, effective as of the Grant Date set forth above, is between Fairchild Semiconductor International, Inc., a Delaware corporation (the “Company”, “we”, “our” or “us”) and the Participant named above (“you” or “yours”), pursuant to the provisions of the Fairchild Semiconductor 2007 Stock Plan (the “Plan”) with respect to the award of performance units described below. Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Plan.

By accepting this Grant, you irrevocably agree, on your own behalf and on behalf of your heirs and any other person claiming rights under this Agreement, to all of the terms and conditions of the Performance Unit Award as set forth in or pursuant to this Agreement and the Plan (as such may be amended from time to time). You and the Company agree as follows:

1.	Application of Plan; Administration:	This Agreement and your rights under this Agreement are subject to all the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Administrator may adopt. It is expressly understood that the Administrator that administers the Plan is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon you to the extent permitted by the Plan. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

2.	Grant:

The Company hereby awards to the Participant the Target Number of Units set forth above and in Section 3 below (the “Target Units”), which, depending on the extent to which a performance award (as described by Plan) is attained during the Performance Period, may result in the Participant earning as little as zero Earned Units or as many as the Maximum Number of Earned Units. Subject to the terms of this Award Agreement and the Plan, each Target Unit, to the extent it becomes an Earned Unit, represents a right to receive one share of Common Stock (a “Share”) on the Settlement Date. Unless and until a Target Unit has been determined to be an Earned Unit, the Participant will have no right to receive any Shares in settlement of such Target Units. Prior to settlement (if any), such Target Units will represent an unfunded and unsecured obligation of the Company.

Subject to the foregoing paragraph and provided that you have remained in the full time employment or service of the Company or an Affiliate from the Grant Date set forth above, the number of units earned under this Agreement (the “Earned Units”) shall be determined in accordance with the schedule set forth below.

3.	Target Number of Units:	[ ]

4.	Maximum Number of Earned Units:	[ ], which is 150% of the Target Number of Units provided that, in the event the fair market value of the Target Units on the Vesting Date exceeds three times the fair market value of the Target Units on the Grant Date (the “Maximum Dollar Amount”), the Maximum Number of Units shall be capped at an amount of shares with a fair market value on the Vesting Date equal to the Maximum Dollar Amount. In the event the Company Total Stockholder Return for the Performance Period is negative, the Maximum Number of Units shall be capped at the Target Number of Units, notwithstanding the extent to which the Company’s Total Stockholder Return exceeds the Benchmark Index Total Return.

5.	Performance Period:	The three consecutive fiscal years beginning and ending , subject to Section 17 of this Award Agreement.

6.	Performance Criteria:	The difference over the Performance Period, measured in percentage points, between the Company’s Total Stockholder Return and the Benchmark Index Total Return, both determined in accordance with this Award Agreement.

7.	Benchmark Index:	The Philadelphia Semiconductor Sector Total Return Index (NASDAQ OMX: XSOX).

8.	Earned Units:	The number of Earned Units, if any (not to exceed the Maximum Number of Earned Units), shall equal the product of (i) the Target Number of Units and (ii) the Relative Return Factor, as illustrated by Appendix A.

9.	Relative Return Factor:

A percentage (rounded to the nearest 1/10th of 1% and not greater than 150% or less than 0%) equal to the sum of (a) 100% and (b) two times the difference (whether positive or negative) equal to (i) the Company Total Stockholder Return minus (ii) the Benchmark Index Total Return, which can also be expressed as follows:

Relative Return Factor or RRF = 100% + (2 x (CTSR – BITR)), rounded to the nearest 1/10th of 1%, and provided that RRF cannot be greater than 150% or less than 0%. See Appendix A.

10.	Measurement of Performance Criteria:

“Company Total Stockholder Return” or “CTSR” means the percentage point increase or decrease in (a) the Average Per Share Closing Price for the 60-calendar-day period ending on the last day of the Performance Period over (b) the Average Per Share Closing Price for the 60-calendar-day period ending on [                    ].

“Average Per Share Closing Price” means the average of the daily closing price per Share as reported on the NASDAQ Stock Market for all trading days falling within an applicable 60-calendar-day period. The Average Per Share Closing Price shall be adjusted in each case to reflect an assumed reinvestment, as of the of applicable dividend payment date, of all cash dividends (if any) and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to stockholders, as applicable, during the 60-calendar-day period ending on the first day of the Performance Period and during the Performance Period.

“Benchmark Index Total Return” or “BITR” means the percentage point increase or decrease in (a) the Average Index Value for the 60-calendar-day period ending on the last day of the Performance Period over (b) the Average Index Value for the 60-calendar-day period ending on [                    ].

“Average Index Value” means the average of the daily closing values of the Benchmark Index as reported by the NASDAQ Stock Market for all trading days falling within the applicable 60-calendar-day period.

11.	Level of Performance Criteria Attained:	Following the end of the Performance Period and the collection of relevant data necessary to determine the extent to which the performance goal set forth in this Paragraph 11 has been satisfied, the Administrator will determine: (a) the extent to which the performance goal was achieved by the Company for the Performance Period; and (b) the number of Earned Units under this agreement. The Administrator shall make these determinations in its sole discretion. The number and kind of shares subject to or issued under the Performance Unit Award shall be subject to adjustment as provided for in Section 12(d) of the Plan. For the avoidance of doubt, the right to receive up to 1.50 times the Target Number of Performance Units shall expire without consideration to the extent that such units do not become Earned Units. On or before the Vesting Date following completion of the Performance Period, the Committee shall certify in writing the level of attainment of the Performance Criteria during the Performance Period, the resulting Relative Return Factor and the number of Target Units which have become Earned Units.

12.	Vesting:	Earned Units (if any) will vest in full, becoming rights to receive Shares in settlement thereof on the third anniversary of the Grant Date provided that in no case shall the units vest before the date of the Administrator’s written certification of the performance goal achievement specified in Section 11 above (the “Vesting Date”).

13.	Termination of Employment:	The vesting period set forth above may be adjusted by the Administrator to reflect the decreased level of employment or service during any period in which you are on an approved leave of absence or are employed on a less than full time basis. Except as otherwise provided in Paragraph 17 of this Agreement, rights, including but not limited to rights to receive Shares, under any Target Units that have not become Earned Units at the time your employment or service with the Company terminates for any reason will be forfeited without consideration as of the date of termination.

14.	Settlement of Earned Units and Issuance of Shares:	Each Earned Unit will be settled by the delivery of one Share to you or, in the event of your death, to your designated beneficiary, promptly following the Vesting Date with respect to such Shares, subject to your satisfaction of any tax withholding obligations as described in Paragraph 18 of this Agreement. You hereby authorize any brokerage service provider determined acceptable to the Company, to open a securities account for you to be used for the settlement of Earned Units. The date on which Shares are issued may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters.

15.	Rights as Stockholder:	Except as otherwise provided in this Agreement, you will not be entitled to any privileges of ownership of the shares of Common Stock underlying your Target Units or Earned Units unless and until Shares are actually delivered to you under this Agreement.

16.	Dividends:	From and after the date a number of Target Units are issued to you under Paragraph 2, you will be credited with additional Target Units, or, if the number of Earned Units has by then been determined, with additional Earned Units, having a value equal to declared dividends, if any, with record dates that occur prior to the settlement of any Earned Units as if such Target Units or Earned Units, as the case may be, had been actual shares of Common Stock, based on the Fair Market Value of a share of Common Stock on the applicable dividend payment date. Any such additional Target Units or Earned Units shall be considered Target Units or Earned Units, as the case may be, under this Agreement and shall also be credited with additional Target Units or Earned Units as dividends, if any, are declared, and shall be subject to the same restrictions and conditions (including the risk of forfeiture) as the Target Units or Earned Units with respect to which they were credited. Notwithstanding the foregoing, no such additional Target Units or Earned Units will be credited with respect to any dividend in connection with any adjustment pursuant to Section 12(d) of the Plan. Any such reinvestment of dividends shall be subject to the Plan.

17.	Change in Control:	Notwithstanding anything to the contrary in this Agreement, the Target Units shall be subject to acceleration of vesting upon a Change in Control as provided with respect to Deferred Stock Units under Section 12(a)(3) of the Plan, and shall be settled as if pursuant to Paragraph 14 of this Agreement. Without limiting the generality of the foregoing, if a Change in Control occurs during the Performance Period, the number of Earned Units under this Agreement will be deemed equal to 100% of the Target Number of Units immediately prior to the Change in Control.

18.	Taxes:	(a)

General. You are ultimately liable and responsible for all taxes owed by you in connection with your award under this agreement, regardless of any action the Company takes or any transaction pursuant to this Paragraph 18 with respect to any tax withholding obligations that arise in connection with such award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of Target Units or Earned Units or the subsequent issuance or sale of any Shares underlying this award. The Company does not commit and is under no obligation to structure this Agreement to reduce or eliminate your tax liability.

		(b)	Taxes. You will be subject to federal and state income and other tax withholding requirements on a date determined by applicable law (any such date, the “Taxable Date”). You will be solely responsible for the payment of all U.S. federal income and other taxes, including any state, local or non-U.S. income or employment tax obligation that may be related to the Shares, including any such taxes that are required to be withheld and paid over to the applicable tax authorities (the “Tax Withholding Obligation”). You will be responsible for the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Company in its sole discretion, including through payroll withholding.

		(c)	(i) By Sale of Shares. Your acceptance of this Agreement constitutes your instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on your behalf a whole number of shares from those Shares issuable to you as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the applicable Tax Withholding Obligation, and to transfer the proceeds from the sale of such Shares from your securities account established with the brokerage service provider for the settlement of your Earned Units to any account held in the name of the Company. Such Shares will be sold on the Taxable Date or as soon thereafter as practicable. You will be responsible for all brokers’ fees and other costs of sale, which fees and costs may be deducted from the proceeds of the foregoing sale of Shares, and you agree to indemnify and hold the Company and any brokerage firm selling such Shares harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed your Tax Withholding Obligation, such excess cash will be deposited into the securities account established with the brokerage service provider for the settlement of your Earned Units. Such Shares will be sold through the broker at market prices; however the price you receive will reflect a weighted average sales price based on the sales price of Shares on behalf of you and others for whom the designated broker may be selling shares on the relevant day(s), and you acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your Tax Withholding.

(ii) Obligation. Accordingly, you agree to pay to the Company as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of shares described above. Unless otherwise authorized by the Administrator in its sole discretion, the sale of Shares may be one method used by the Company to satisfy the applicable Tax Withholding Obligation, and accordingly you represent and warrant to the Company as follows:

			A.	You are accepting this Agreement during a permitted trading period, and at the time of accepting this Agreement you are not aware of any Material Nonpublic Information (as defined in the Company’s Corporate Legal Insider Trading and Tipping Policy) concerning the Company.

			B.	You will not exercise any subsequent influence over the amount of Shares to be sold hereunder to generate funds for the Tax Withholding Obligation or the price, date or time of such sale.

			C.	You are entering into this Agreement in good faith and have a bona fide intention to carry out the terms of this Agreement, and you will not enter into or alter a corresponding or hedging transaction or position with respect to the Shares.

(iii) By Share Withholding. If so elected in the sole discretion of the Administrator, then in lieu of a market sale pursuant to Paragraph 18(c)(i) you authorize the Company to withhold from the Shares issuable to you the whole number of shares with a value equal to the Fair Market Value of the Shares on the Taxable Date or the first trading day before the Taxable Date, sufficient to satisfy the applicable Tax Withholding Obligation. You acknowledge that the withheld shares may not be sufficient to satisfy your Tax Withholding Obligation. Accordingly, you agree to pay to the Company as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.

19.	Electronic Delivery:		The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout your term of employment or service with the Company and thereafter until withdrawn in writing by you.

20.	Miscellaneous:	(a)	This Agreement shall not confer upon you any right to continue as an employee, or otherwise in the service of, the Company or any Affiliate, nor shall this Agreement interfere in any way with the Company’s or such Affiliate’s right to terminate your employment or service at any time.

		(b)	Without limiting the generality of Paragraph 20(a) above, this Agreement and the Plan may be amended without your consent to the extent provided in Section 19 of the Plan.

		(c)	This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any shares of Common Stock issued as a result of or under this Agreement, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Target Units and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of shares of Common Stock issued pursuant to this Agreement must also comply with other applicable laws and regulations governing the sale of such shares.

		(d)	To the extent not preempted by U.S. federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

		(e)	Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Administrator (including any person(s) to whom the Administrator has delegated its authority) in its sole and absolute discretion. Such decision by the Administrator shall be final and binding.

21.	Language:	This Agreement and the related documents are drawn up in English at the express wish of the parties.

22.	Signatures:

By the signatures below, you and the authorized representative of the Company acknowledge agreement to this Performance Unit Award Agreement as of the Grant Date specified above.

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

Mark S. Thompson President and CEO

APPENDIX A

ILLUSTRATION OF RELATIVE RETURN FACTOR AND RESULTING NUMBER OF EARNED UNITS

Percentage Point Difference of Company TSR Over/Under Benchmark Index Total Return	Relative Return Factor	Earned Units (Per 1,000 Target Units)

25%	150%	1,500
24%	148%	1,480
23%	146%	1,460
22%	144%	1,440
21%	142%	1,420
20%	140%	1,400
19%	138%	1,380
18%	136%	1,360
17%	134%	1,340
16%	132%	1,320
15%	130%	1,300
14%	128%	1,280
13%	126%	1,260
12%	124%	1,240
11%	122%	1,220
10%	120%	1,200
9%	118%	1,180
8%	116%	1,160
7%	114%	1,140
6%	112%	1,120
5%	110%	1,100
4%	108%	1,080
3%	106%	1,060
2%	104%	1,040
1%	102%	1,020
0%	100%	1,000
-1%	98%	980
-2%	96%	960
-3%	94%	940
-4%	92%	920
-5%	90%	900
-6%	88%	880
-7%	86%	860
-8%	84%	840
-9%	82%	820
-10%	80%	800
-11%	78%	780
-12%	76%	760
-13%	74%	740
-14%	72%	720
-15%	70%	700
-16%	68%	680
-17%	66%	660
-18%	64%	640
-19%	62%	620
-20%	60%	600
-21%	58%	580
-22%	56%	560
-23%	54%	540
-24%	52%	520
-25%	50%	500
-26%	0%	0	=

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